A PROFESSIONAL SERVICES FIRM
Certified Public Accountants | Business Consultants
dm-t
decoria • maichel • teague
7307 N. Division, Suite 222
Spokane, Washington 99208

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 24, 2015 with respect to the balance sheet of DD's Deluxe Rod Holder, Inc. as of December 31, 2014, and the related statement of operations, changes in stockholder's equity and cash flows for the period from September 26, 2014 (inception) to December 31, 2014, which report is included into the Registration Statement on Form S-1A under the Securities Act of 1933 dated on or about September 5, 2015. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
September 5, 2015